Exhibit 10.1

ASSET PURCHASE AGREEMENT made as of the 1st day of August, 2025 and is made effective as of and from the Effective Time (as hereinafter defined).

BY AND BETWEEN:	ALGORHYTHM HOLDINGS, INC., a Delaware corporation, having its registered office at 6301 NW 5th Way, Suite 2900, Fort Lauderdale, FL 33309, United States, herein acting and represented by Gary Atkinson, duly authorized as he so declares,

(hereinafter “Algorhythm”)

AND:	THE SINGING MACHINE COMPANY, INC. a Delaware corporation, having its registered office at 6301 NW 5th Way, Suite 2900, Fort Lauderdale, FL 33309, United States, herein acting and represented by Gary Atkinson, duly authorized as he so declares,

(hereinafter “SMC”; and together with Algorhythm, hereinafter referred to individually and collectively as the “Seller”)

PARTIES OF THE FIRST PART

AND:	STINGRAY MUSIC USA, INC., a Delaware corporation having its registered office and principal place of business 13 Roszel Road, Suite C100, Princeton, NJ 08540, herein acting and represented by Jim Riley, President, duly authorized as he so declares,

(hereinafter called the “Purchaser”)

PARTY OF THE SECOND PART

WHEREAS SMC is a wholly-owned subsidiary of Algorhythm;

WHEREAS SMC currently operates The Singing Machine business unit, a home karaoke consumer products business unit that distributes karaoke products globally to retailers and e-commerce partners (the “Business”);

WHEREAS on or about September 13, 2024, Algorhythm and SMC executed an Assignment and Assumption Agreement, pursuant to which Algorhythm, as the assignor, assigned all of its “rights, interests and obligations related and incidental to Algorhythm’s karaoke consumer products business (the “Singing Machine Business”) to SMC” and SMC assumed all of such rights, interests and obligations;

WHEREAS pursuant to a non-binding summary term sheet by and between Algorhythm (as seller) and Purchaser executed by Algorhythm and Purchaser on May 2, 2025 (the “Term Sheet”), Algorhythm agreed to sell, assign and transfer to Purchaser and Purchaser agreed to purchase and acquire from Seller all of Seller’s right, title and interest in and to the Purchased Assets (as that term is hereafter defined), so that Purchaser could operate the Business in its own right and for its own account as and from Effective Time;

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WHEREAS Algorhythm and SMC are executing and delivering this Agreement solidarily, to confirm that all of the Purchased Assets are transferred to Purchaser and indemnify Purchaser on a solidary basis for all of the representations, warranties and covenants set forth in this Agreement and the other Transaction Documents (as that term is hereafter defined);

AND WHEREAS the execution and delivery of this Agreement is contemplated by the Term Sheet and is intended to consummate the purchase and sale transaction (the “Transaction”).

NOW, THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants, agreements, representations, warranties and indemnities of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties hereby agree as follows:

1.	Interpretation

1.1	Definitions

Where used herein, in any Schedule hereto or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively:

1.1.1	“Adjusted EBITDA” means, for any specified period, the consolidated net income (or loss) of the Business before interest, taxes, depreciation, and amortization, calculated in accordance with GAAP consistently applied, subject to the following adjustments for such period, to the extent included in the determination of such consolidated net income (or loss) and, in each case, to the satisfaction of the Purchaser, acting reasonably:

(a) Adding back (to the extent they reduced net income): (i) total interest expense; (ii) provision for income taxes; (iii) depreciation and amortization expense; (iv) any management fees, salaries, bonuses, or other compensation paid to Seller or any related parties of Seller that will not continue after Closing or that are in excess of fair market value for services rendered; (v) any non-recurring, extraordinary, or exceptional expenses or losses that are not reasonably expected to recur in the ordinary course of Business following the Closing, including but not limited to, professional fees and expenses incurred by Seller in connection with the negotiation, documentation, and consummation of the Closing and any other transactions contemplated by this Agreement; (vi) any expenses related to discontinued operations or product lines not being acquired by Purchaser; (vii) any specific, identifiable, and quantifiable cost savings, synergies, or operational improvements that have been fully implemented prior to the end of such period and are reasonably expected by Purchaser to be realized and continue following the Closing, provided that such amounts are documented to the reasonable satisfaction of Purchaser; (viii) any expenses related to personal benefits of Seller or its affiliates (e.g., personal use of company assets, travel, or entertainment expenses not directly related to the Business).

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(b) Subtracting (to the extent they increased net income): (i) total interest income; (ii) any non-recurring, extraordinary, or exceptional income or gains that are not reasonably expected to recur in the ordinary course of Business following the Closing, including but not limited to, gains on the sale of assets outside the ordinary course of Business or insurance proceeds for one-time events; (iii) income from discontinued operations or product lines not being acquired by Purchaser; (iv) any income or revenue attributable to Contracts, customers, or business activities that will not be transferred to Purchaser or are known to be terminating or significantly reducing in volume post-Closing (other than for reasons contemplated in Section 2.6); (v) any positive impact from non-arm’s length transactions that are not at fair market value and will not continue post-Closing at such favorable terms; (vi) any income or gain that is not representative of the ongoing sustainable earnings of the Business, as reasonably determined by Purchaser; (vii) an amount equal to any capital expenditures that were not made during the period but which, in the reasonable opinion of Purchaser, are necessary to maintain the current level of operations or earnings of the Business (i.e., maintenance capital expenditures).

(c) Further Adjustments: (i) Such other adjustments as Purchaser and Seller may mutually agree upon in writing. (ii) Adjustments to normalize for any items that, in the reasonable judgment of Purchaser, are necessary to present a fair and accurate view of the sustainable, ongoing earning capacity of the Business, including, without limitation, adjustments for any changes in accounting policies or estimates, or for any items discovered during the Purchaser’s due diligence that adversely affect the historical or prospective financial performance of the Business (other than for reasons contemplated in Section 2.6).

(d) For the avoidance of doubt, all calculations of Adjusted EBITDA shall be: (i) based on the books and records of the Business, prepared in a manner consistent with past practice, except as otherwise adjusted herein, (ii) shall be subject to review and verification by Purchaser and its representatives, and (iii) must at all time be cosnsistent with Purchaser’s historic interpretation and public application of what constitutes Adjusted EBITDA in Purchaser’s own financial statements and public disclosures.

1.1.2	“Affiliate”means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

1.1.3	“Agreement” means this agreement, all Schedules and Exhibits attached hereto and all instruments supplemental hereto or in amendment or confirmation hereof; “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection, Schedule or other subdivision; “Article”, “Section”, “Subsection”, “Schedule” or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection, Schedule or other subdivision of this Agreement.

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1.1.4	“Assumed Liabilities” means: (i) those Obligations relating to Purchaser’s ownership and operation of the Purchased Assets and Business from and after the Closing Date, and (ii) those Obligations that have been incurred and accrued, and remain unpaid by the Seller, in each case, prior to the Closing Date, with respect to the Purchased Assets, and in each case only as listed on Schedule 1.1.4.

1.1.5	“Authorization” means all authorizations, approvals, permits, consents, certificates, certificates of authorization, certificates of compliance, licenses, approvals of and registrations with any Governmental Authority or pursuant to any Laws used or held for use in or otherwise relating to the Business and/or the Purchased Assets and/or required to consummate the transactions contemplated by this Agreement.

1.1.6	“Books and Records” means customer lists, Customer Contracts, customer correspondence and notes and accounts receivable aging reports, in each case related exclusively to the Business and/or the Purchased Assets.

1.1.7	“Business” has the meaning ascribed thereto in the preamble hereof;

1.1.8	“Business Day” means any day other than a Saturday, Sunday or statutory holiday when banks are generally open for business in the City of Montreal, in the Province of Québec, Canada and the City of Miami, State of Florida, for the transaction of banking business.

1.1.9	“Claim” means a claim, cause of action, demand or proceeding.

1.1.10	“Closing” means the delivery on the Closing Date to Purchaser of the Purchased Assets and the binding obligation of Purchaser to fund payment to Seller of the Purchase Price.

1.1.11	“Closing Date” means August 1, 2025.

1.1.12	[Intentionally Omitted].

1.1.13	“Confidential Information” has the meaning ascribed thereto in Section 5.2.

1.1.14	“Control” means the ability to control and/or affect the management and decisions of an entity through ownership of voting equity interests, by contract or otherwise.

1.1.15	“Contracts” means any agreement, indenture, contract, lease (of personal property or real property), deed of trust, license, option, instrument or other commitment, whether written or oral, in each case related to the Business and/or the Purchased Assets, including, without limitation, the Customer Contracts.

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1.1.16	“Customer Contracts” means all distribution and sales agreements with customers of Seller in respect of the Business, and are more fully described in Schedule 1.1.16 attached hereto.

1.1.17	“Direct Claim” has the meaning ascribed thereto in Section 7.3.

1.1.18	“Disclosing Party” has the meaning ascribed thereto in Section 5.2.

1.1.19	“Effective Time” means 12:01 a.m. EST time on Closing Date.

1.1.20	“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse Claim, exception, reservation, easement, encroachment, servitude, restriction on use, right of occupation, any matter capable of registration against title, option, right of first offer or refusal or similar right, restriction on voting (in the case of any voting or equity interest), right of pre-emption or privilege or any contract to create any of the foregoing.

1.1.21	“Financial Statements” means the financial information provided to Purchaser by Seller dated June 30, 2025 and included as Schedule 1.1.21.

1.1.22	“Force Majeure” means any acts of nature (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, acts of foreign enemies, hostilities (whether war is declared or not), civil war, rebellion, revolution, insurrection, military or usurped power, terrorist activities, pandemics or labour disputes, including strikes and lockouts. For greater certainty, the parties have agreed to exclude from the scope of Force Majeure pandemics (including COVID-19 or any novel Coronavirus).

1.1.23	“GAAP” means United States generally accepted accounting principles in effect from time to time.

1.1.24	“Governmental Authority” means any:

a)	multinational, federal, provincial, state, municipal, local or foreign governmental or public department, central bank, court, commission, board, bureau, agency or other instrumentality;

b)	any division, subdivision or authority of any of the foregoing;

c)	any quasi-governmental, self-regulatory organization or private body exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above; or

d)	any arbitrator exercising jurisdiction over the affairs of the applicable Person, asset, obligation or other matter.

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1.1.25	“HK Sub” means Singing Machine (HK) Limited, a company incorporated in Hong Kong under the Companies Ordinance, being a wholly-owned subsidiary of Algorhythm.

1.1.26	“HK Sub Shares” has the meaning ascribed thereto in Section 2.1.1g).

1.1.27	“Indemnified Party” has the meaning ascribed thereto in Section 7.3.1.

1.1.28	“Indemnifying Party” has the meaning ascribed thereto in Section 7.3.1.

1.1.29	“Intellectual Property” means all trade-marks, trade names, business names (including, without limitation the business names “Singing Machine”, “The Singing Machine”, “The Singing Machine Company”, and/or any similar or related trade or business names), patents, inventions, know-how, copyrights, service marks, brand names, industrial designs and all other industrial or intellectual property in whatever form or format owned or used by the Seller in carrying on the Business, and all applications therefor and all goodwill in connection therewith, including all licences, registered user agreements and all like rights used by or granted to the Seller in connection with the Business.

1.1.30	“Inventory” has the meaning ascribed thereto in Section 2.1.1e).

1.1.31	“Laws” means:

a)	all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international; and

b)	all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, writs, injunctions, decisions, policies, guidelines, rulings, decrees and awards of any Governmental Authority or court of law;

in each case binding on the Party or Person referred to in the context in which such word is used.

1.1.32	“Losses” in respect of any matter, means all damages, losses, liabilities, deficiencies, fines, costs and expenses (including all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) and judgments arising directly or indirectly as a consequence of such matter, plus all taxes which may become payable on or in respect of any amount paid or payable as a consequence of such matter.

1.1.33	“Material Adverse Effect” means, when used with reference to any particular representation, warranty or covenant, any change that when taken individually or together with all other adverse changes referable to such particular representation, warranty or covenant that is material and adverse to the Business and/or to the Purchased Assets, taken as a whole; provided, however, that when determining if a Material Adverse Effect shall have occurred, the following shall not be considered:

(a)	any change resulting from:

(i)	any change in Laws or GAAP or interpretations thereof;

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(ii)	any generally applicable change or development in economic, regulatory, business or financial market conditions that, for greater certainty, is not specifically directed at the industry in which the Purchased Assets are used or the Business is operated;

(iii)	any breach of this Agreement by Purchaser; or

(iv)	the past or future imposition of, or any past or future increase in, tariffs, duties, customs levies, or other similar import taxes by any Governmental Authority on goods manufactured in or imported, or on components thereof, that are part of the supply chain of the Business.

1.1.34	“Material Contract” means any Contract of SMC in connection with the Business that was entered into in the ordinary course, whereby the liabilities or commitments associated therewith exceed $25,000 individually or $100,000 in the aggregate.

1.1.35	“Obligation” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued and whether or not required under GAAP to be accrued on the financial statements of such Person.

1.1.36	“Parties” means either or both Seller (Algorhythm and SMC) and Purchaser; and “Party” shall mean either one of them, as the context may require.

1.1.37	“Person” means an individual, entity with juridical personality, corporation, company, cooperative, partnership, trust, unincorporated association or Governmental Authority or body, and pronouns which refer to a Person shall have a similarly extended meaning.

1.1.38	“Purchase Price” has the meaning ascribed thereto in Section 2.2.1.

1.1.39	“Purchased Assets” has the meaning ascribed thereto in Section 2.1.

1.1.40	“Receiving Party” has the meaning ascribed thereto in Section 5.2.

1.1.41	“Related Party” means: (i) with respect to any Person that is an individual, such Person’s immediate family member (including a spouse, child or parent) or other person living in the same household or any other Person with whom such individual shares a financial or personal interest, either directly or indirectly; and (ii) with respect to any other Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates; and the term “Related Parties” shall have a similar meaning.

1.1.42	“Restriction Period” has the meaning ascribed thereto in Section 5.3.1.

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1.1.43	“Services Agreement” means that certain Transitional Services Agreement entered into among the parties hereto on or about the Closing Date.

1.1.44	“Tax” and “Taxes” means any and all federal, state, local, and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, imposed by any governmental authority.

1.1.45	“Third Party Claim” has the meaning ascribed thereto in Section 7.3.

1.1.46	“Third Party Consents” means all third party consents, approvals or waivers (other than Authorizations) necessary for the assignment and transfer of the Contracts (and in particular, the Customer Contracts) or otherwise required to consummate the transactions contemplated by this Agreement (including, inter alia, all consents, approvals and/or waivers required from customers, suppliers, platforms, and any other interested Person). All such Third Party Consents shall be in form and substance satisfactory to counsel for Purchaser, acting reasonably.

1.1.47	“Transaction Documents” means this Agreement, the Services Agreement, each certificate and instrument identified in Paragraph 2.1.1g), and all other agreements, bills of sale, instruments of conveyance, assignment and assumption, certificates and other such documents reasonably required to complete, in accordance with the terms and conditions of this Agreement, the sale, assignment, transfer and conveyance to Purchaser of the Purchased Assets.

1.2	Accounting Principles

Accounting terms not otherwise defined herein shall have the meanings ascribed thereto under GAAP, such reference shall be deemed to include GAAP from time to time applicable as of the date on which the relevant calculation has been made, is made or is required to be made in accordance with GAAP.

1.3	Time Periods

When calculating the period of time within which or following which any act is to be done or step be taken pursuant to this Agreement or the other Transaction Documents, the day which is the reference day in calculating such period shall be excluded and the date upon which the act is to be done or step is to be taken shall be included. If the day on which any act is to be done or step is to be taken is not a Business Day, then the act shall be done or the step shall be taken on the next succeeding Business Day.

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1.4	Currency

Unless otherwise indicated, all dollar amounts in this Agreement and each of the Transaction Documents are expressed in the lawful currency of the United States of America ($US).

1.5	Sections and Headings

The division of this Agreement into Articles, Sections, Subsections or other subdivision and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.6	Number, Gender and Persons

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing Persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.7	Interpretation of Certain Non-Capitalized Terms

The word “including” means including without limitation. The expressions “Seller’s knowledge”, “knowledge of Seller” and expressions of similar import means that Seller shall be deemed to have knowledge of a particular fact or matter if any individual who is serving as an officer or director of Seller is aware or should have been aware after making reasonable inquiries or investigations regarding the relevant fact or matter.

1.8	Entire Agreement

This Agreement, together with the other Transaction Documents, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral (including the Term Sheet). There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof, except as provided in this Agreement and the other Transaction Documents or as may be set forth in a separate agreement between two or more of the Parties that expressly states that it relates to the subject matter of this Agreement or of any of the Transaction Documents.

1.9	Time of Essence

Time shall be of the essence of this Agreement.

1.10	Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of New York. Each of the Parties irrevocably and unconditionally: (i) submits to the non-exclusive jurisdiction of the courts of the State of New York, in the City of New York, over any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents; (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts; and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

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1.11	Disclosure

Purchaser acknowledges that the representations and warranties made by the Seller in this Agreement are qualified by the specific information and exceptions disclosed in the Schedules hereto.

2.	purchase and sale of purchased assets

2.1	Purchase and Sale of Purchased Assets

2.1.1	Subject to the terms and conditions of this Agreement, Seller hereby confirms the sale, assignment and transfer to Purchaser and Purchaser hereby confirms the purchase from the Seller, on a debt-free basis, and free and clear of any Encumbrances, as and from the Effective Time, the following property and assets of the Business (other than the “Excluded Assets”) (collectively, the “Purchased Assets”):

a)	the Seller’s right, title and interest in and to the Customer Contracts (if any), together with all receivables due or accruing due to the Seller in connection with the operation of the Business as and from the Effective Time;

c)	all of the Seller’s right, title and interest in and to any licence agreements and supplier Contracts (if any) with respect to the Business;

d)	all Authorizations necessary or useful to the operation of the Business, if any, to the extent transferable;

e)	all right, title and interest of Seller in and to all inventory of the Business, wherever located, including raw materials, work-in-progress, finished goods (including, specifically, karaoke machines), spare parts, and packaging and labelling materials related to the Business (collectively, the “Inventory”);

f)	all right, title and interest of the Seller in and to the Intellectual Property associated with the Business, including (without limitation) the business names “Singing Machine”, “The Singing Machine”, “The Singing Machine Company”, together with all related trade names, marks and trademarks, domain names and websites and logos;

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g)	all of the Seller’s right, title and interest in and to HK Sub’s bank accounts and the shares and other securities of HK Sub (collectively the “HK Sub Shares”), together with:

(i) the original share certificate(s) representing all of the HK Sub Shares;

(ii) duly executed instruments of transfer in respect of the HK Sub Shares, in a form customary for the transfer of shares in a Hong Kong company and satisfactory to Purchaser and its counsel, with the name of the transferee left blank or naming the Purchaser or its designated affiliate as transferee, and with any required share transfer stamps or duties paid in full by Seller;

(iii) if applicable, irrevocable stock powers or other necessary instruments of assignment and transfer, duly endorsed in blank or executed by the registered holder(s) of the HK Sub Shares, with signatures guaranteed by a recognized bank or trust company if customarily required or if requested by Purchaser;

(iv) the updated statutory registers of HK Sub (including the register of members and register of directors) reflecting the transfer of the HK Sub Shares to Purchaser or its designated affiliate, effective as of the Effective Time;

(v) all other corporate records, seals, and documents of HK Sub that are in the possession or control of Seller; and

(vi) such other documents, certificates, and instruments as Purchaser may reasonably request to fully and effectively transfer the HK Sub Shares to Purchaser and to enable Purchaser to exercise all rights of ownership thereof.

h)	copies of all Books and Records; and

i)	all goodwill related to the Business and/or the Purchased Assets; and

j)	any such other properties or assets that are owned, licensed, held or used by Seller that are necessary or useful in order to operate the Business in the manner it had been operated prior to the Effective Time, and which are hereafter identified on Schedule 2.1.1j).

2.1.2	Notwithstanding Section 2.1.1 (and save and except as set forth below), Purchaser shall not assume any liabilities or Obligations of Seller or any Related Party whatsoever, whether actual or contingent, in connection with the Purchased Assets, other than the Assumed Liabilities identified on Schedule 1.1.4.

2.1.3	Purchaser acknowledges and agrees that it is not acquiring any rights, title or interest in, to or under: (i) Seller’s tax returns and other records which are not directly related to or reasonably necessary to the conduct of the Business; (ii) any tax credits, tax refunds, tax benefits, or other benefits relating to periods prior to the Closing Date; (iii) each of Seller’s bank accounts (excluding those of HK Sub) (“Seller’s Bank Accounts”), credit cards, and debit cards; (iv) Seller’s cash and cash equivalents as at the Closing Date; (v) all claims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any third party, along with any and all recoveries in connection thereto that accrued prior to the Closing Date; (vi) all claims, causes of action, and rights under any of Seller’s insurance policies, along with any and all recoveries in connection thereto that accrued prior to the Closing Date; or (vii) any ownership or beneficial interest of any Seller in any life insurance policies (collectively, “Excluded Assets”).

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2.1.4	Seller shall use its best efforts and take such actions as are necessary or useful to: (i) place all funds generated by the Business that are received in Seller’s Bank Accounts after the Closing Date in trust for the exclusive benefit of Purchaser; and (ii) implement an automatic daily “sweep” or transfer of such segregated funds to Purchaser. Seller acknowledges and agrees that it shall be responsible to pay over to Purchaser all such segregated funds and shall be indebted to Purchaser for the full amount of any such funds.

2.2	Purchase Price

2.2.1	The aggregate purchase price payable by the Purchaser to the Seller for the sale, assignment and transfer of the Purchased Assets (the “Purchase Price”) shall be an amount not exceeding Five Hundred Thousand Dollars in lawful currency of the United States (US$500,000). The Purchase Price shall be paid by Purchaser to Seller within two (2) Business Days of the Closing Date by wire transfer of immediately available funds to an account designated by Seller.

2.2.2	Seller and Purchaser agree to allocate the Purchase Price among the Purchased Assets in accordance with Schedule 2.2.2 (or a reasonable approximation thereof) and to report the sale and purchase of the Purchased Assets for all Tax purposes in a manner consistent with such allocation.

2.3	Instruments of Conveyance

In order to more fully complete the sale, assignment and transfer of the Purchased Assets to Purchaser pursuant to the terms and conditions hereof and to give effect to the provisions of this Agreement, Seller shall, to the fullest extent required, execute and deliver, on the terms and conditions of this Agreement, all other Transaction Documents. Each such Transaction Document shall be construed in conjunction with and as a part of this Agreement and all terms and conditions set forth in this Agreement will remain in full force and effect. In case of conflict between the provisions of this Agreement and those of any Transaction Document, this Agreement shall prevail unless such Transaction Document expressly states otherwise.

2.4	Governmental Authority Approval

Seller hereby represents and warrants that no prior approval or Authorization of any Governmental Authority is required for Seller’s lawful completion or commencement of the transaction contemplated by this Agreement or the other Transaction Documents. In the event that a prior approval or Authorization of a Governmental Authority is required for Seller’s lawful completion or commencement of the transactions contemplated by this Agreement or the other Transaction Documents, the Parties agree, notwithstanding any other provision of this Agreement or of the Transaction Documents (and without prejudice to any right to indemnification, reimbursement or other remedy, otherwise available to Purchaser) that the period for the completion or commencement of such transactions will be extended until such approval or Authorization has been obtained and that Seller will diligently prepare, file and prosecute an application or applications (which will be subject to the approval of Purchaser, such approval not to be unreasonably withheld or delayed) for such approval or Authorization that may be required.

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2.5	Consents

(a) Efforts to Obtain Consent. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not be deemed to be an assignment of any Contract (for puroses of this Section 2.5 a “Non-Assignable Asset”) if the assignment thereof to Purchaser without the consent of a third party would constitute a breach thereof or in any way adversely affect the rights of Purchaser or Seller thereunder. Seller shall, from and after the Closing, use its best efforts (subject to Subsection 2.5(d)) to obtain any such required consents. For each Non-Assignable Asset, this obligation shall continue for the remaining term of such Non-Assignable Asset. Purchaser shall provide commercially reasonable cooperation to Seller in this regard.

(b) Treatment of Non-Assignable Assets. If any such consent is not obtained, or if an attempted assignment would be ineffective or would adversely affect either or both of Purchaser’s and/or Seller’s respective rights and obligations under this Agreement, then from and after the Closing, to the maximum extent permitted by Law and the terms of such Non-Assignable Asset:

(i) Seller shall act as an agent, trustee, or subcontractor for Purchaser to provide to Purchaser the full economic and other benefits of the Non-Assignable Asset in question. These obligations include: (A) holding the Non-Assignable Asset in trust for the sole and exclusive benefit of Purchaser; (B) paying over to Purchaser promptly upon receipt all income, profits, and other monies received by Seller in connection with such Non-Assignable Asset; and (C) enforcing, at the request of and for the account of Purchaser, any and all rights of Seller against any other party arising out of such Non-Assignable Asset.

(ii) Purchaser shall promptly reimburse Seller for the amount of all (if any) Assumed Liabilities paid by Seller.

(c) Performance of Obligations. To the extent that Seller’s obligations under any Non-Assignable Asset can be performed by Purchaser, Purchaser shall be permitted to perform such obligations on Seller’s behalf, and Seller shall remain secondarily liable for the performance thereof.

(d) Costs and Expenses. Seller shall not be required to expend any money, commence any litigation, or offer or grant any material accommodation to any third party to obtain any consent. However, if Purchaser agrees in writing to be responsible for any such cost, Seller shall take the actions requested by Purchaser, provided that such actions are commercially reasonable.

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(e) Failure to Obtain Consent. The failure to obtain consent for any Non-Assignable Asset shall not, in and of itself, constitute a breach of this Agreement by Seller, provided that Seller has complied with all of its obligations under this Section.

2.6	Disclaimer

Notwitstanding anything in this Agreement to the contrary, in no event shall any direct or indirect effect on the Purchased Asset or the Business of the past or future imposition of, or any past or future increase in, tariffs, duties, customs levies, or other similar import taxes by any Governmental Authority on goods manufactured in or imported, or on components thereof, that are part of the supply chain of the Business, be deemed to be or have been, contribute to or have contributed to, or result in or have resulted in, a breach of any representation, warranty, convenant or other term or provision of this Agreement by Seller.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of (each) Seller

Each Seller represents and warrants to Purchaser as follows as and from the Effective Time and acknowledges that Purchaser has and shall be relying on such representations and warranties in connection with the purchase of the Purchased Assets, and that Purchaser would not have entered into this Agreement without such representations and warranties given as at the Effective Time in accordance with the terms of this Agreement.

3.1.1	Organization. Seller is duly incorporated and validly existing under the Laws of its jurisdiction of incorporation and has the corporate power to own or lease its property, including the Purchased Assets, to operate the Business as currently conducted by Seller and as heretofore operated by Seller, and to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its Obligations hereunder and thereunder. Seller is duly qualified as a corporation to do business in each jurisdiction in which the nature of the Business and/or the Purchased Assets makes such qualification necessary.

3.1.2	Authorization. This Agreement and each other Transaction Document to which Seller is a party has been duly authorized, executed and delivered by Seller and each is a legal, valid and binding Obligation of Seller, enforceable against Seller by Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

3.1.3	No Other Agreements to Purchase. No Person other than Purchaser has any written or oral agreement or option or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from Seller of any of the Purchased Assets.

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3.1.4	No Violation. The execution and delivery of this Agreement and each other Transaction Document to which Seller is a party by Seller and the consummation of the transactions herein and therein provided for will not result in: a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any Obligation of Seller under: i) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of Seller; ii) any judgment, decree, order or award of any court or Governmental Authority having jurisdiction over Seller; iii) any Authorization held by Seller or necessary for the transfer of the Purchased Assets, provided that any requisite approval as contemplated by Section 2.4 is obtained, which would have a Material Adverse Effect; iv) any contract to which Seller is a party or by which any of the Purchased Assets may be affected or secured, which would have a Material Adverse Effect; or iv) any applicable Law, which would have a Material Adverse Effect; or b) the creation or imposition of any Encumbrance on any of the Purchased Assets.

3.1.5	Title to Personal Property. The Purchased Assets are (as at the Effective Time) owned beneficially and of record by Seller, free and clear of all Encumbrances.

3.1.6	Intellectual Property. Attached hereto as Schedule 3.1.6 is (i) a complete and accurate list of all trade-marks, trade names, business names, patents, inventions, copyrights, service marks, brand names, industrial designs owned or used by Seller in carrying on the Business; (ii) a complete and accurate list of all licences, registered user agreements and all like rights used by or granted to Seller in connection with the operation of the Business; and (iii) complete and accurate particulars of all registrations, applications for registration, waivers, contracts and amendments thereto which comprise or relate to the Intellectual Property. Seller has also provided to Purchaser a true and complete copy of all contracts and amendments thereto which comprise or relate to the Intellectual Property.

The Intellectual Property set forth in Schedule 3.1.6 comprises all intellectual property required to use and/or sell the Purchased Assets in a manner that Seller used or sold such Purchased Assets in conducting the Business. Seller is the beneficial owner of, or where indicated on Schedule 3.1.6 has a valid and subsisting licence to use, the Intellectual Property, free and clear of all Encumbrances, and is not a party to or bound by any contract or other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey the Intellectual Property other than as set forth on the Section 3.1.6. Seller is not aware of any state of facts which casts doubt on the validity or enforceability of any of the Intellectual Property. Seller has not granted to any person any interest in or right to use all or any portion of the Intellectual Property.

The conduct of the Business does not infringe upon the intellectual property rights, domestic or foreign, of any other Person. There is no infringement or breach of any industrial or intellectual property rights of any other Person by Seller, nor has Seller received any notice that the conduct of the Business, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other Person, domestic or foreign, and Seller has no knowledge, after due inquiry, of any infringement or violation of any of its rights in the Intellectual Property.

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3.1.7	Agreements and Commitments. Seller has performed in all material respects all Obligations required to be performed and are entitled to all benefits under, and Seller is not in default or alleged to be in default in respect of, any Customer Contracts and/or any other Material Contract. All Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a default under any of the foregoing. Seller has provided to Purchaser a true and complete copy of each Material Contracts and all amendments thereto (including all Customer Contracts and all material supplier Contracts), and all amendments thereto. Except as set forth on Schedule 3.1.7, there has been no termination or cancellation of, and no modification or change in, Seller’s business relationship with any material customer since the date of the last Financial Statements. Except as set forth on Schedule 3.1.7, Seller has no reason to believe that the benefits of any relationship with any such material customer will not continue after the Closing Date in substantially the same manner as prior to such date. The terms of the relevant Customer Contracts provide no basis pursuant to which an existing customer could discontinue its relationship with Purchaser after the Closing Date.

3.1.8	Compliance with Laws; Authorizations. Seller (and its Related Parties) has complied with all Laws applicable to the Business and the Purchased Assets, except for acts of non-compliance which would not have a Material Adverse Effect. There are no Authorizations necessary to operate the Business or own or lease any of the Purchased Assets, where the failure to obtain the Authorization would have a Material Adverse Effect. Each Authorization is valid, subsisting and in good standing and none of Seller nor any of its Related Parties is in default or breach of any Authorization and, to the knowledge of Seller, no proceeding is pending or threatened to revoke or limit any Authorization. Seller has provided a true and complete copy of each Authorization, and all amendments thereto, to Purchaser.

3.1.9	Consents and Approvals. There is no requirement for Seller to make any filing with or give any notice to any third party or to obtain any Third Party Consent as a condition to the lawful consummation of the transactions contemplated by this Agreement and the other Transaction Documents where the failure to make the filing, give the notice or obtain the Third Party Consent would have a Material Adverse Effect, other than consents set forth on Schedule 3.1.9. There is no requirement under any Contract relating to the Business or the Purchased Assets to which Seller is a party or by which it is bound to give any notice to any third party or to obtain any Third Party Consent relating to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents where the failure to obtain the Third Party Consent would have a Material Adverse Effect, other than consents set forth on the Schedule 3.1.9.

3.1.10	Books and Records. The Books and Records of Seller fairly and correctly set out and disclose the billing and payment history of the Business and as at the date hereof, and all financial transactions of Seller specifically relating to the Business and the Purchased Assets have been accurately recorded in such Books and Records.

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3.1.11	Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened against or affecting, Seller, at Law or in equity or before or by any Governmental Authority in respect of the Purchased Assets, which if determined adversely to Seller could have a Material Adverse Effect. Seller has no knowledge of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

3.1.12	Sufficiency of Purchased Assets. The Purchased Assets are sufficient to carry on the Business in the manner in which Seller has conducted the Business heretofore. During the two (2) years preceding the date hereof, there has not been any significant interruption of operations (being an interruption of more than one day) of the Business (subject to the terms of Section 2.6).

3.1.13	Inventory.

a)	Quality and Condition: Except as disclosed on Schedule 3.1.13, All Inventory: (a) that consists of new, finished goods shall be, as of the Closing Date, of a quality usable and saleable in the ordinary course of business, free of material defects in workmanship and materials, and shall conform to Seller’s current specifications and quality control standards; (b) that consists of goods returned from retailers (for purposes of this Section 3.1.13, “Returned Inventory”) shall be separately identified and categorized by Seller. Purchaser shall have the right, prior to Closing, to inspect all Returned Inventory to assess its condition, usability, and salability; (c) no part of the Inventory is obsolete, damaged, defective, slow-moving (meaning not sold in the past 12 months), or otherwise not of a quality usable or saleable in the ordinary course of business at normal prevailing prices.

b)	Valuation of Inventory: The Inventory shall be valued at the lower of the Seller’s actual laid-in cost (determined on a first-in, first-out basis, “FIFO”) or net realizable value, in each case determined in accordance with GAAP, consistently applied. Notwithstanding Section 3.1.13a) above: (i) Returned Inventory shall be valued at its net realizable value as determined by Purchaser in its reasonable discretion after inspection, or $0 if deemed unsaleable; and (ii) any Inventory identified by the Purchaser (acting reasonably) prior to Closing, as being obsolete, damaged, defective, or slow-moving shall be valued at its net realizable value as reasonably determined by the Purchaser, which may be zero.

c)	Pre-Closing Inspection and Inventory Count: (a) Purchaser shall have the right, at a mutually agreed time (or times) prior to the Closing Date, to conduct a physical inspection and count of the Inventory at all locations where it is held. Seller shall provide full cooperation and access for such inspection. The results of such inspection and investory count shall be used to determine the final Inventory value for the purposes of any Purchase Price Adjustment.

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d)	Transfer of Title and Risk of Loss: Title to and risk of loss of the Inventory shall pass from Seller to Purchaser only as and after the Effective Time. Seller shall be responsible for safeguarding the Inventory consistent with past practice until the Effective Time.

3.1.14	Accounts Receivable. All accounts receivable, book debts and other debts due or accruing to Seller in connection with the Purchased Business are bona fide and good and, subject to an allowance for doubtful accounts which have been reflected on the Books and Records of Seller in accordance with applicable Law, and except as described in Schedule 3.1.14, are collectible without set-off or counterclaim.

3.1.15	No Expropriation. No part of the Purchased Assets has been taken or expropriated by any Governmental Authority, nor has any notice in respect thereof been received by Seller or, to the knowledge of Seller, proceeding in respect thereof commenced, nor does Seller have knowledge of any intent or proposal to give any such notice or commence any such proceedings.

3.1.16	Agreements and Commitments. The Material Contracts included in the Purchased Assets are listed in Schedule 3.1.16. Other than as set forth in Schedule 3.1.16, Seller is not a party to or bound by any other Material Contract relating to the Business or the Purchased Assets, including:

a)	any distributor, sales, advertising or agency Contract that is not terminable by Purchaser without penalty, fee or any other expense;

b)	any continuing Contract for the purchase of materials, supplies, equipment or services involving more than Twenty-Five Thousand Dollars ($25,000) in respect of any one such Contract or more than One Hundred Thousand Dollars ($100,000) in respect of all such Contracts;

c)	any employment or consulting Contract or any other Contract with any officer, employee or consultant, other than oral Contracts of indefinite hire terminable by Seller without cause or upon reasonable notice;

d)	any plans providing benefits to any current or former director, officer, employee or consultant;

e)	any mortgage or promissory note representing a principal amount of indebtedness in excess of Twenty-Five Thousand Dollars ($25,000), trust indenture, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles, and in accordance with past practices of the Business;

f)	any commitment for charitable contributions;

g)	any Contracts for capital expenditures in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate;

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h)	any Contract for the sale of any assets (other than in the normal course of sale in respect of Inventory);

i)	any license, franchise or other agreement which relates in whole or in part to any Intellectual Property or intellectual property rights;

j)	any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the Obligations, liabilities or indebtedness of any other Person, except for cheques endorsed for collection in the ordinary course of the Business;

k)	any Contract which expires, or may expire if the same is renewed or extended at the option of any Person other than Seller, more than one (1) year after the date hereof;

l)	any Contract entered into by Seller other than in the ordinary course of the Business; or

m)	any Contract containing a “most favoured nation” provision requiring Seller to provide a third party with pricing or other terms that are at least as favourable as those received by other third parties who have contracted with Seller.

Seller has performed all of the Obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Contract relating to the Business or the Purchased Assets to which it is a party or by which it is bound; all such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a default under any of the foregoing. Schedule 3.1.16 sets forth a list of Non-Assignable Contracts. Seller has provided to Purchaser a true and complete copy of each Contract listed or described on Schedule 3.1.16, and all amendments thereto.

3.1.17	Financial Statements. The Financial Statements have been prepared in accordance with GAAP, on a basis consistent with prior periods and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Business as at its production date and the sales, earnings and results of operations of the Business for the respective periods covered by them. Seller has provided true and complete copies of the Financial Statements to Purchaser.

3.1.18	Absence of Changes. Since the date of last Financial Statements, the Business has been carried on only in the ordinary course and, subject to the terms of Section 2.6, there has not been, except as disclosed in Schedule 3.1.18:

a)	any material adverse change in the condition (financial or otherwise), assets, liabilities, operations, prospects, properties, earnings or business of the Business;

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b)	any material damage, destruction or loss (whether or not covered by insurance) affecting the Purchased Assets or the Business;

c)	any Obligation incurred by Seller in connection with the Business, other than in the ordinary course;

d)	any payment, discharge or satisfaction of any Encumbrance or Obligation of Seller in relation to the Business or the Purchased Assets other than payment of accounts payable and Tax liabilities incurred in the ordinary course;

e)	any labour trouble adversely affecting the Business or the Purchased Assets;

f)	the creation or granting of any license, sale, assignment, transfer, disposition, or Encumbrance on or over any Purchased Assets;

g)	any write-off as uncollectible of any accounts or notes receivable or any portion thereof relating to the Business in amounts exceeding Ten Thousand Dollars ($10,000) in each instance or Twenty Thousand Dollars ($20,000) in the aggregate;

h)	any capital expenditures or commitments relating to the Business or Purchased Assets in excess of Ten Thousand Dollars ($10,000) in the aggregate;

k)	any forward purchase commitments;

l)	any forward sales commitments; or

o)	any change in the credit terms offered to customers of, or by suppliers to, the Business.

3.1.19	Non-Arm’s Length Transactions. Save and except as listed on Schedule 3.1.19, Seller is not party to any Contract with any officer, director, employee, shareholder or any other Person that is a Related Party in respect of Seller. No officer, director, employee, shareholder or any other Person that is a Related Party in respect of Seller, and no entity which is a Related Party in respect of one or more of such individuals: a) owns, directly or indirectly, any interest in (except for shares representing less than one percent (1%) of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor of the Business or a lessor, lessee, supplier, distributor, sales agent or customer of the Business; b) owns, directly or indirectly, in whole or in part, any property that Seller uses in the operations of the Business; or c) has any cause of action or other Claim whatsoever against, or owes any amount to, Seller in connection with the Business, except for any liabilities reflected in the Financial Statements and Claims in the ordinary course, such as for accrued vacation pay and accrued benefits under any employee benefit plan, program or arrangement.

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3.1.20	Taxes.

a)	Filing and Payment. Seller has timely filed (taking into account all valid extensions) all Tax Returns that it was required to file with respect to the Business and the Purchased Assets. All such Tax Returns are true, correct, and complete in all material respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been fully and timely paid.

b)	Withholding and Collection. Seller has (i) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party, and (ii) collected and remitted to the appropriate governmental authority on a timely basis all sales, use, value-added, and similar Taxes required to be collected in connection with the Business.

c)	No Liens. There are no Encumbrances for Taxes upon any of the Purchased Assets, other than for current Taxes not yet due and payable.

d)	No Tax Controversies. No audits, examinations, or other proceedings are pending or threatened in writing by any governmental authority with respect to any Taxes of Seller related to the Business. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no unresolved claims concerning Seller’s liability for Taxes.

e)	Successor Liability. Seller has provided Buyer with a list of all jurisdictions in which Seller is required to collect or remit sales and use Taxes or in which Seller has nexus for such purposes. Seller is not delinquent in the payment of any such Taxes.

f)	Tax Elections. All material Tax elections affecting the Business or the Purchased Assets have been disclosed in writing to Buyer. Seller has not made any election or taken any action that could have a Material Adverse Effect on the post-Closing tax position of Buyer with respect to the Business or the Purchased Assets.

3.1.21	Residency. Seller is incorporated in the great State of Delaware in the United States of America for Tax purposes.

3.1.22	Tax Registration. Seller is a registrant for Tax purposes (sales and use Taxes), whose registration number is: 95-3795478.

3.1.23	No Liabilities. There are no liabilities of Seller, whether or not accrued and whether or not determined or determinable, in respect of which Purchaser may become liable on or after the consummation of the transactions herein provided for, other than the Assumed Liabilities.

3.1.24	Full Disclosure. Neither this Agreement nor any other Transaction Document to be delivered by Seller, nor any certificate, report, statement or other document furnished or to be furnished by Seller in connection with the negotiation of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. As at the date of this Agreement, there has been no event, transaction or information which has come to the attention of Seller that has not been disclosed to Purchaser which could, in the opinion of Seller, have a Material Adverse Effect on the assets, liabilities, operations, business, earnings, properties, condition (financial or otherwise) or prospects of the Business or the Purchased Assets.

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3.1.25	Brokers. No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.1.26	Additional Representations and Warranties applicable to the HK Sub Shares. Each of the foregoing representations and warranties of Seller shall apply, mutatis mutandis, to the sale by Seller to Purchaser of the HK Sub Shares. Moreover, the specific representations and warranties set forth in Schedule 3.1.26 shall specifically apply to the sale by Seller to Purchaser of the HK Sub Shares, and Seller acknowledges that Purchaser has and shall be relying on such representations and warranties in connection with the purchase of the HK Sub Shares (being a component of the Purchased Assets), and that Purchaser would not have entered into this Agreement without such representations and warranties in respect of the HK Sub Shares given as at the Effective Time in accordance with the terms of this Agreement.

3.2	Representations and Warranties of Purchaser.

Purchaser represents and warrants to Seller as follows and acknowledges and confirms as and from the Effective Time that Seller is and shall be relying on such representations and warranties in connection with the sale of the Purchased Assets and that the Seller would not have entered into this Agreement without such representations and warranties to be given as at the Effective Time in accordance with the terms of this Agreement.

3.2.1	Organization. Purchaser is validly existing under the Laws of its jurisdiction of incorporation and has the corporate power to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its Obligations hereunder and thereunder.

3.2.2	Authorization. This Agreement and each other Transaction Document to which Purchaser is a party has been duly authorized, executed and delivered by Purchaser and each is a legal, valid and binding Obligation of Purchaser, enforceable against Purchaser by the Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

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3.2.3	No Violation. The execution and delivery of this Agreement and each other Transaction Document to which Purchaser is a party and the consummation of the transactions herein and therein provided for will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any Obligation of Purchaser under: a) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of Purchaser; b) any judgment, decree, order or award of any court or Governmental Authority having jurisdiction over Purchaser; c) any Authorization held by Purchaser; d) any Contract to which Purchaser is a party; or e) any applicable Law.

3.2.4	Consents and Approvals. There is no requirement for Purchaser to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any Government Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

3.2.5	Brokers. No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

4.	CLOSING CONDITIONS AND DELIVERIES

4.1	Execution and Delivery of this Agreement and the Other Transaction Documents

The execution and delivery of this Agreement and the other Transaction Documents shall take place at 9:00 a.m. E.S.T on the date hereof at the offices of Purchaser (in Princeton), or at such other place as may be agreed upon by the Parties; provided however, for greater certainty, that all Transaction Documents and deliveries shall be made in escrow and, once all such Transaction Documents and deliveries are completed and the Parties have acknowledged or been deemed to have acknowledged satisfaction therewith, shall be deemed to be released to the Parties entitled thereto without the need for further action. Upon the release from escrow of all Transaction Documents and deliveries (as enumerated in Sections 4.2 and 4.3), the Closing shall be deemed to have occurred with effect, as between the Parties, as of the Effective Time. Accordingly, the Parties undertake and agree that all adjustments shall be made with effect as at the Effective Time. Without limiting the generality of the foregoing, all revenues paid or payable to Seller under the Customer Contracts shall accrue for the benefit of Purchaser with effect as of and from the Effective Time.

4.2	Deliveries by Seller

As soon as practicable following the date hereof, and as a condition precedent to the Purchaser paying to the Seller the Purchase Price, Seller will deliver or cause others, as applicable, to deliver the following duly executed Transaction Documents and other deliveries to Purchaser:

a)	all Authorizations and Third Party Consents (save and except as listed on Schedule 4.2a)) necessary: (i) to complete the transactions contemplated by this Agreement; and (ii) to transfer ownership from the Seller to the Purchaser of the Purchased Assets (in each case, free and clear of all Encumbrances);

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b)	the Services Agreement;

c)	all certificates and instruments identified in Paragraph 2.1.1g);

d)	proof satisfactory to the Purchaser (acting reasonably) that the Purchased Assets are, as at the date hereof, free and clear of all Encumbrances;

e)	an officer’s certificate duly executed by the Chief Executive Officer of Seller in such form and substance as may be reasonably requested by Purchaser.

f)	a resale certificate (Form DR-13) to substantiate a sales Tax exemption in respect of the Inventory.

4.3	Deliveries by Purchaser

Forthwith following the closing, at the Effective Time (and not more than two (2) Business Days thereafter) in accordance with Section 4.1, and as a condition precedent to the effectiveness of this Agreement, the Purchaser shall pay to the Seller the Purchase Price in compliance with Section 2.2.1a). In addition, as soon as practicable following the date hereof, Purchaser will deliver or cause to be delivered to Seller all duly executed Transaction Documents.

4.4	Further Assurances

Each Party covenants and agrees that it will at all times after the execution hereof, at the expense of the requesting Party, promptly execute and deliver all such documents, including all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the requesting Party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any other Transaction Document or any of the respective Obligations intended to be created hereby or thereby.

5.	covenants

5.1	Delivery of Books and Records

Contemporaneously with the execution and delivery of this Agreement (or as soon as practicable thereafter, and in any event within ten (10) Business Days of the date hereof) there shall be delivered to Purchaser by Seller copies of all Books and Records.

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5.2	Confidential Information

5.2.1	Each of the Parties acknowledges having received Confidential Information belonging to the other Party in the course of negotiating the Transaction Documents. As used herein, the term “Confidential Information” includes any and all of the following information of a Party that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by any Party or its representatives (collectively, a “Disclosing Party”) to another Party or its representatives (collectively, a “Receiving Party”) in the course of negotiating the Transaction Documents:

a)	all information that is a trade secret under applicable trade secret or other Law;

b)	all Intellectual Property;

c)	all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, Tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, trade secrets and know-how, product specifications, data, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, price lists, market studies, computer software and programs (including object code and source code), database technologies, systems, processes, improvements, discoveries, concepts, methods, the names and addresses of the customers and suppliers of the Seller and their particular business requirements and the names and addresses of the employees of the Seller, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

d)	all notes, analyses, compilations, studies, summaries and other material prepared by or for the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

Information is not, however, “Confidential Information” if it: x) was known to the Receiving Party, prior to its disclosure to the Receiving Party by the Disclosing Party, from a source not known by the Receiving Party to be under an obligation of confidentiality to the Disclosing Party; y) becomes known generally otherwise than through breach of this Agreement; or z) was independently acquired or developed by the Receiving Party without the use of any Confidential Information.

5.2.2	Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret Law and any other applicable Law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information shall still be considered Confidential Information of that Disclosing Party to the extent included within the definition of that term.

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5.2.3	As and from the Effective Time, Seller and its Related Parties shall maintain as confidential all Confidential Information relating to the Business.

5.2.4	The disclosure restrictions contained in this Agreement do not apply to disclosure of Confidential Information that is required by Law or any order of any competent court or other authority, or that is required by the Securities and Exchange Commission or any national securities exchange or electronic trading system on which Purchaser’s or Seller’s securities may then be trading, unless the Receiving Party is permitted or required by law to an order to refrain from making such disclosure for confidentiality or other reasons. Prior to making such disclosure, the Receiving Party shall, to the extent not prohibited by such law, order or rule: a) give the Disclosing Party prompt notice of the requirement and the proposed content of any disclosure; b) at the Disclosing Party’s request and expense, co-operate with the Disclosing Party in limiting the extent of the disclosure and in obtaining an appropriate protective order or pursuing such legal action, remedy or assurance as the Disclosing Party deems necessary to preserve the confidentiality of the Confidential Information; and c) if a protective order or other remedy is not obtained or the Receiving Party fails to waive compliance with the provisions of this Agreement, disclose only that portion of the Confidential Information that the Receiving Party is required to disclose and exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment is given to the Confidential Information disclosed.

5.2.5	The provisions of Sections 5.2.1 and 5.2.2 shall not apply to the Purchaser or restrict in any manner the Purchaser’s use of any Confidential Information of Seller or its Related Parties from and after the Effective Time relating to the operation of the Business or the use of any of the Purchased Assets.

5.3	Non-Competition and Non-Solicitation

5.3.1	In consideration of the benefits of this Agreement to Seller and its Related Parties and in order to induce Purchaser to enter into this Agreement, Seller and its Related Parties hereby covenant and agree with Purchaser that it shall not, directly or indirectly, and shall not suffer or permit any of its Related Parties, directly or indirectly, to:

a)	for a period beginning on the Effective Time and ending on the fifth (5th) anniversary thereof (the “Restriction Period”), own, manage, operate, join, control or lend money to, or participate in the ownership, management, operation or control of or lending of money to any Person that is engaged in a business that is (in whole or in part) similar to or competitive with the Business in North America (including Mexico). This covenant shall not be breached, however, by the ownership by Seller or any of its Related Parties of five percent (5%) or less of any class of publicly traded securities of a Person that is engaged in an activity otherwise prohibited by this covenant; and

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b)	during the Restriction Period, without the express consent of Purchaser, call upon, solicit, advise or otherwise do, or attempt to to do, business in North America (including Mexico) with any former customer, supplier, licensee, licensor, franchsee or other Person having had a business relationship wth Seller in respect of the Business, or take away or interfere, or attempt to interfere, with any trade, business, or patronage of Purchaser in respect of the Business (including, without limitation, making any negative or disparaging statements or communications regarding the Business, or Purchaser), or in any way interfere with, or attempt to interfere with, any officers, employees, representatives or agents employed by Purchaser or employed by Seller and working for and on behalf of Purchaser (including officers, employees, representatives and agents dedicated to Purchaser or otherwise working for and on behalf of Purchaser in connection with the Business), or induce, or attempt to induce, any of them to leave the employ of Purchaser.

c)	Given Seller’s position and access to confidential information, Seller understands and agrees that Purchaser has a material interest in protecting its respective brands, products, business activities and goodwill with its customers, suppliers and manufacturers from unfair competition, and protecting their respective employees, customers, suppliers and manufacturers from solicitation or interference by Seller following the Effective Time. Accordingly, Seller agrees that the restrictions and covenants contained in this Section are reasonable in scope with regard to time and territory, are of the essence to this Agreement and constitute a material inducement to Purchaser to enter into this Agreement and to pay the Purchase Price provided herein. Seller acknowledges that any violation of this Section would result in irreparable injuries to Purchaser and that damages alone would be an inadequate remedy for any violation of such provisions. Seller further acknowledges that in the event of a violation of any of this Section, Purchaser shall be entitled to the following particular forms of relief as a result of such violation, in addition to any remedies otherwise available to it at law or equity: injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and Seller hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction, provided, however, that if the posting of a bond is required by law for injunctive relief to issue then a bond of $1,000 shall be deemed a reasonable bond. Seller and Purchaser acknowledge that the prevailing party shall be entitled to recovery of all reasonable sums and costs, including reasonable attorneys’ fees, incurred by the other party to defend or enforce the provisions of the restrictive covenants set forth in this Section.

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6.	SURVIVAL OF Covenants, REPRESENTATIONS, WARRANTIES and obligations

6.1	Survival of Covenants, Representations and Warranties

The representations, warranties and, to the extent that they have not been fully performed at or prior to the Effective Time, the covenants, contained in this Agreement, the other Transaction Documents and in all certificates and documents delivered pursuant hereto or thereto or contemplated hereby or thereby shall survive the closing(s) of the transactions contemplated herein or therein and shall continue in full force and effect as follows, notwithstanding such closing(s) nor any investigation made by or on behalf of the Party entitled to the benefit thereof:

6.1.1	except as provided in Section 6.1.2 below, the representations and warranties set out in Article 3 and the indemnification obligation of the Parties with respect thereto shall terminate eighteen (18) months following the Effective Time; and

6.1.2	the representations and warranties set out in Sections 3.1.1 (Organization), 3.1.2 (Authorization), 3.1.3 (No Other Agreements to Purchase), 3.1.4 (No Violation), 3.1.20 (Taxes), 3.1.21 (Residency), 3.1.22 (Tax Registration), 3.2.1 (Organization), 3.2.2 (Authorization) and 3.2.3 (No Violation), as well as all covenants of the Seller and the Purchaser contained in this Agreement, the other Transaction Documents and in all certificates and documents delivered pursuant hereto or thereto or contemplated hereby or thereby, shall survive for the applicable limitations period.

6.2	Survival of Covenants

For greater certainty, the covenants contained in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 4.2, 4.3, 4.4, 5.1, 5.2, and 5.3 shall survive the closing of the transactions contemplated herein and shall continue in full force and effect for the benefit of the Purchaser and/or the Seller (as the case may be). In the event of a direct conflict between the terms and provisions of any one or more of the covenants referred to in this Section 6.2 and the terms or provisions of any other Transaction Documents, the terms and provisions of the covenants referred to in this Section 6.2 shall prevail.

7.	INDEMNIFICATION

7.1	Indemnification by Seller

Seller agrees (on a solidary / joint and several basis) to indemnify and hold Purchaser harmless from and against all Losses suffered or incurred by Purchaser as a result of, arising out of or relating to:

7.1.1	any material violation, contravention, non-performance or breach of any covenant or Obligation of Seller and/or any of its Related Parties contained in this Agreement or any other Transaction Document or in any certificate or document delivered pursuant hereto or thereto or contemplated hereby or thereby;

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7.1.2	any material incorrectness or inaccuracy in, or breach of, any representation or warranty made by Seller in this Agreement or any other Transaction Document or in any certificate or document delivered pursuant hereto or thereto or contemplated hereby or thereby; and

7.1.3	the operation of the Business (including, without limitation, the performance of Seller’s and/or the performance of Seller’s Related Parties’ obligations) up to the Effective Time,

provided, however, that: (a) Purchaser shall have no right to be indemnified and no claim for Losses may be made unless and until the aggregate amount of all Losses incurred by Purchaser in respect of claims under Section 7.1.2 collectively exceeds the sum of Fifty Thousand Dollars in lawful currency of the United States (US$50,000 (“Purchaser Deductible”), after which the Purchaser is entitled to make claims for all such Losses in excess of the Purchaser Deductible; and (b) the maximum aggregate amount of liability of Seller pursuant to a breach or contravention of Section 7.1.2 shall be up to the sum of Five Hundred Thousand Dollars in lawful currency of the United States (US$500,000) and Seller shall not be required to indemnify or save harmless Purchaser pursuant to Section 7.1.2 unless Purchaser shall have provided notice to Seller in accordance with Section 7.3 on or prior to the expiration of the applicable time period as set out in Section 6.1. As set forth in the preamble to this Section 7.1, the liability of Seller (Algorhythm and SMC) shall be solidary (for Quebec Civil Law purposes) and joint and several (for New York purposes) as between them.

7.2	Indemnification by Purchaser

Purchaser agrees to indemnify and hold Seller harmless from and against all Losses suffered or incurred by Seller as a result of, arising out of or relating to:

7.2.1	any violation, contravention, non-performance or breach of any covenant or Obligation of Purchaser contained in this Agreement or any other Transaction Document or in any certificate or document delivered pursuant hereto or thereto or contemplated hereby or thereby;

7.2.2	any material incorrectness or inaccuracy in, or breach of, any representation or warranty made by Purchaser in this Agreement or any other Transaction Document or in any certificate or document delivered pursuant hereto or thereto or contemplated hereby or thereby; and

7.2.3	the Operation of the Business (including, without limitation, the performance of Purchaser’s obligations under the Customer Contracts) after the date hereof;

provided, however, that: (a) Seller shall have no right to be indemnified and no claim for Losses may be made unless and until the aggregate amount of all Losses incurred by Seller in respect of claims under Section 7.2.2 exceeds Fifty Thousand Dollars in lawful currency of the United States (US$50,000 (“Seller Deductible”), after which the Seller is entitled to make claims for all such Losses in excess of the Seller Deductible; and (b) the maximum aggregate amount of liability of Seller pursuant to a breach or contravention of Section 7.2.2 shall be the sum of Five Hundred Thousand Dollars in lawful currency of the United States (US$500,000) and Purchaser shall not be required to indemnify or save harmless Seller pursuant to Section 7.2.2 unless Seller shall have provided notice to the Purchaser in accordance with Section 7.3 on or prior to the expiration of the applicable time period as set out in Section 6.1.

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7.3	Notice of Claim

7.3.1	In the event that a Party (the “Indemnified Party”) shall become aware of any Claim in respect of which another Party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement or any other Transaction Document, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a Claim by a Person (other than the Indemnifying Party) against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available): a) the factual basis for the Claim; and b) the amount of the Claim, if then known.

7.3.2	If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to effectively contest the determination of any liability susceptible to being contested, the Indemnifying Party shall be entitled to set-off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

7.4	Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both Parties agree at or prior to the expiration of such thirty (30)-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall pay to the Indemnified Party the full agreed upon amount of the Claim immediately upon such amount being quantified, failing which the Parties may agree to refer the matter to binding arbitration in such manner as the Parties may agree or to a court of competent jurisdiction. If Purchaser and Seller, acting reasonably, determine that any payment of any Claim is subject to Tax, the Indemnifying Party agrees to pay to the Indemnified Party, in addition to the amount of the Claim, an amount equal to the Tax payable in connection with such payment and such additional amount.

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7.5	Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless either: a) the Indemnifying Party consents to the retention of such counsel; or b) the representation of both of them by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

If any Third Party Claim is of a nature such that:

x)	the Indemnified Party is required by applicable Law or the order of any Governmental Authority having jurisdiction; or

y)	it is necessary in the reasonable view of the Indemnified Party acting in good faith and in a commercially reasonable manner in respect of:

i)	a Third Party Claim by a Person relating to products or services supplied by Seller in respect of the Business or the Purchased Assets; or

ii)	a Third Party Claim relating to any Contract which is necessary to the ongoing operations of Seller in respect of the Business, the Purchased Assets or any material part thereof by a reasonable and prudent operator in substantially the manner in which it has heretofore operated by Seller, in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential Contract, to make a payment to any Person with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, the Indemnified Party may make such payment, and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference refunded from the Third Party, pay the amount of such difference to the Indemnifying Party.

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7.6	Settlement of Third Party Claims

7.6.1	The Indemnifying Party shall not be permitted to compromise and settle or to cause a compromise and settlement of any Third Party Claim, without the prior written consent of the Indemnified Party (which consent will not unreasonably be withheld or delayed), unless:

a)	the terms of the compromise and settlement require only the payment of money and do not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action; and

b)	the Indemnified Party receives, as part of the compromise and settlement, a legally binding and enforceable unconditional satisfaction or release, which is in a form and substance satisfactory to the Indemnified Party, acting reasonably, from any and all Obligations and liabilities it may have with respect to the Third Party Claim.

7.6.2	Subject to Section 7.6.3, it is agreed that the Indemnified Party cannot settle any Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.

7.6.3	If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed.

7.7	Co-operation

The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to any Third Party Claim, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

7.8	Exclusivity

The provisions of this Article 7 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any other Transaction Document or any certificate or document delivered pursuant hereto or thereto or contemplated hereby or thereby (other than a Claim for specific performance or injunctive relief), with the intent that all such Claims (other than those arising with respect to gross negligence, bad faith or willful misconduct) shall be subject to the limitations and other provisions contained in this Article 7.

7.9	Set-Off

Seller acknowledges and agrees that, without limiting the rights and remedies otherwise available to Purchaser, if at any time Seller or any of its Related Parties is in breach of any of the terms of this Agreement or any of the other Transaction Documents, the Purchaser may withhold payment of any amounts payable to Seller under this Agreement or the other Transaction Documents, until Seller and each of its Related Parties shall have ceased to be in breach of the terms of this Agreement or the other Transaction Document(s) (as the case may be) and may set-off against any amounts so payable all Losses suffered or incurred by Purchaser as a result of such breaches by Seller or any of its Related Parties.

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7.10	No Waiver

The right to indemnification, reimbursement or other remedy based upon representations, warranties and covenants shall not be affected by any investigation conducted by the Indemnified Party with respect to, or any knowledge acquired by the Indemnified Party (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty or covenant. The waiver by any Party of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, will not affect the right of that Party to indemnification, reimbursement or other remedy based upon such representations, warranties and covenants.

8.	MISCELLANEOUS

8.1	Notices

8.1.1	Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, or sent by registered mail, charges prepaid, addressed as follows:

If to Seller (both Algorhythm and SMC):	ALGORHYTHM HOLDINGS, INC 6301 NW 5th Way, Suite 2900, Fort Lauderdale, FL 33309

	Attention:	Gary Atkinson
	E-Mail:	garyatkinson@algoholdings.com

If to Purchaser:	STINGRAY MUSIC USA, INC. 13 Roszel Road Suite C100, Princeton, NJ 08540

	Attention:	Jim Riley, President
	Telecopier:	514.841.6499
	E-Mail:	jriley@stingray.com

With a copy to:	STINGRAY GROUP INC. 736 Wellington Street Montreal, Quebec H3C 1T4

	Attention:	Mathieu Peloquin
	Telecopier:	514.841.6499
	E-Mail:	mpeloquin@stingray.com

8.1.2	Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered (or, if such day is not a Business Day or if delivery is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three (3) Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered as aforesaid.

8.1.3	Any Party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 8.1.

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8.2	Expenses

Except as otherwise provided herein, each Party shall bear and pay all its costs, expenses and fees (including legal counsel and accounting fees and disbursements) incurred by it in connection with the preparation, execution and consummation of this Agreement, each other Transaction Document and each of the transactions contemplated hereby and thereby.

8.3	Enurement and Assignment

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective successors and permitted assigns. Purchaser may assign its rights and Obligations under this Agreement in whole or in part to any of its respective Related Parties. Otherwise, no Party may assign any of its rights or Obligations hereunder without the prior written consent of the other Parties.

8.4	Amendment and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any Party unless consented by such Party in a writing specifically referencing the provision amended or waived, as the case may be. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, and no waiver shall constitute a continuing waiver unless otherwise provided.

8.5	Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired by such holding.

8.6	Language

The Parties have requested that this Agreement and all related documents be drawn up in English only. Les parties aux présentes ont exigé que le présent contrat et tous les documents qui s’y rattachent soient rédigés en anglais seulement.

8.7	Counterparts

This Agreement may be signed in counterparts and the signatures delivered by facsimile transmission or by electronic mail, each of which shall be deemed to be an original, with the same effect as if the signatures thereto were upon the same instrument and delivered in person. This Agreement shall become effective when each Party hereto shall have received a facsimile or electronic reproduction thereof signed by the other Party hereto.

[The remainder of this page intentionally left blank; signature page to follow]

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IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first above written, with effect as of the Effective Time.

ALGORHYTHM HOLDINGS, INC

By:	/s/ Gary Atkinson
Name:	Gary Atkinson
Title:	CEO

THE SINGING MACHINE COMPANY INC.

By:	/s/ Gary Atkinson
Name:	Gary Atkinson
Title:	CEO

STINGRAY MUSIC USA, INC.

by	/s/ Eric Boyko
Name:	Eric Boyko
Title:	Director / Secretary

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SCHEDULES

SCHEDULE 3.1.26

Representations and Warranties Applicable to HK Sub Shares

For the purposes of this Schedule, all representations and warranties are made as of the date of this Agreement and as of the Closing Date, except for those representations and warranties that speak as of a specific date, which are made only as of such date. The Seller represents and warrants to the Purchaser as follows:

Part A: Representations and Warranties Regarding the HK Sub Shares

1.	Capitalization. (a) The authorized share capital of HK Sub consists of ordinary shares. The HK Sub Shares consist of 100 issued and outstanding ordinary shares. All of the HK Sub Shares have been duly authorized, are validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights. (b) Seller is the sole legal, beneficial, and registered owner of all the HK Sub Shares. Seller holds the HK Sub Shares free and clear of all Encumbrances, other than restrictions on transfer under applicable securities laws. (c) There are no outstanding or authorized options, warrants, convertible securities, subscriptions, phantom shares, share appreciation rights, rights to subscribe to, or other agreements or commitments of any character obligating HK Sub to issue, transfer, or sell any shares of its capital or other equity interests. (d) HK Sub is not subject to any obligation (contingent or otherwise) to repurchase, redeem, or otherwise acquire any of its own shares. There are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the HK Sub Shares

2.	Title and Authority. (a) Seller has the full legal right, corporate power, and authority to execute and deliver this Agreement and to sell, assign, transfer, and deliver the HK Sub Shares to Purchaser. (b) The execution, delivery, and performance of this Agreement by Seller will not violate Seller’s organizational documents or any agreement to which Seller is a party or by which it is bound. (c) Upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire good, valid, and marketable title to all of the HK Sub Shares, free and clear of all Encumbrances, other than those arising from acts of Purchaser.

Part B: Representations and Warranties Regarding HK Sub

1.	Organization and Standing. (a) HK Sub is a corporation duly organized, validly existing, and in good standing under the laws of Hong Kong. (b) HK Sub has the full corporate power and authority to own, lease, and operate its properties and assets and to carry on the Business as it has been and is currently conducted. (c) HK Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership of its assets or the conduct of the Business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. (d) Seller has made available to the Purchaser true and complete copies of the certificate of incorporation, articles of association, and all other organizational documents of HK Sub, as amended to date. The corporate minute books of HK Sub are complete and accurate in all material respects.

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2.	No Subsidiaries. HK Sub does not own, and has never owned, directly or indirectly, any shares, equity interest, or other ownership interest in any other corporation, partnership, joint venture, or other entity.

3.	Financial Matters. (a) Financial Statements. Seller has delivered to Purchaser the Financial Statements. The Financial Statements: (i) were prepared from the books and records of HK Sub in accordance with GAAP, applied on a consistent basis throughout the periods indicated, and (ii) present fairly, in all material respects, the financial position, results of operations, and cash flows of HK Sub as of their respective dates and for the periods then ended, subject, in the case of interim statements, to normal year-end adjustments. (b) Absence of Undisclosed Liabilities. HK Sub has no Liabilities of any nature whatsoever, other than Liabilities: (i) fully reflected, reserved against, or disclosed in the most recent balance sheet included in the Financial Statements; or (ii) incurred in the ordinary course of business consistent with past practice, none of which results from any breach of contract, breach of warranty, tort, infringement, or violation of Law. (c) Books and Records. The books of account and other financial records of HK Sub are true, complete, and correct in all material respects and have been maintained in accordance with sound business practices and all applicable legal requirements. (d) Bank Accounts. Schedule sets forth a true and complete list of all bank accounts, investment accounts, and safe deposit boxes of HK Sub and all persons authorized to draw thereon or have access thereto.

4.	Conduct of Business. Since the date of the most recent balance sheet, HK Sub has conducted the Business only in the ordinary course consistent with past practice, and there has not been: (a) Any event, change, or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect; (b) Any damage, destruction, or Loss, whether or not covered by insurance, affecting the properties or assets of HK Sub with a replacement cost of more than US$10,000; (c) Any change in accounting methods or practices; (d) Any declaration, setting aside, or payment of any dividend or other distribution in respect of its shares, or any redemption or repurchase of its shares; (e) Any increase in the compensation payable to any employee, officer, or director, other than ordinary-course increases consistent with past practice; (f) Any material change to any material contract or commitment or the entrance into any new material contract; or (g) Any capital expenditure or commitment for capital expenditures in excess of US$25,000 in the aggregate.

5.	Compliance with Laws and Permits. (a) HK Sub is, and at all times has been, in compliance in all material respects with all Laws applicable to it, its assets, or the conduct of the Business, except for acts of non-compliance which would not have a Material Adverse Effect. (b) HK Sub holds all Permits required for the lawful conduct of the Business, except for acts of non-compliance which would not have a Material Adverse Effect. All such Permits are valid and in full force and effect, and HK Sub is not in default under any of them.

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6.	Tax Matters. (a) HK Sub has duly and timely filed (taking into account any valid extensions) all Tax Returns required to be filed by it under applicable Laws. All such Tax Returns are true, complete, and correct in all material respects. (b) All Taxes due and payable by HK Sub (whether or not shown on any Tax Return) have been fully and timely paid. (c) HK Sub has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. (d) There is no pending or, to the Seller’s knowledge, threatened Claim, audit, or proceeding against HK Sub by any taxing authority. (e) HK Sub has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

7.	Contracts and Commitments. (a) Exhibit A to this Schedule contains a complete and accurate list of all material contracts to which HK Sub is a party. (b) Each material contract is a legal, valid, binding, and enforceable obligation of HK Sub and, to Seller’s knowledge, of the other parties thereto. (c) HK Sub is not in breach of or default under any material contract, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a breach or default.

8.	Intellectual Property. (a) HK Sub exclusively owns or has a valid and enforceable license to use all Intellectual Property necessary for the operation of the Business as currently conducted. (b) The conduct of the Business by HK Sub does not infringe, misappropriate, or otherwise violate the intellectual property rights of any third party. (c) All royalties, license fees, and other payments due to any third party, including collective management societies, in respect of the Intellectual Property have been fully paid.

9.	Litigation. There is no Claim, action, suit, proceeding, or investigation pending or, to Seller’s knowledge, threatened against or affecting HK Sub, its assets, or the Business before any court or governmental authority. HK Sub is not subject to any outstanding judgment, order, or decree.

10.	Employment Matters. (a) Exhibit B to this Schedule sets forth a true and complete list of all employment agreements, consulting agreements, agency agreements, and similar contracts or arrangements to which HK Sub is a party or by which it is bound. Seller has provided Purchaser with true and complete copies of each such agreement. (b) HK Sub is not a party to or bound by any collective bargaining agreement. There are no labor unions representing or, to Seller’s knowledge, attempting to represent any employees of HK Sub. (c) There is no strike, slowdown, work stoppage, or other labor dispute pending or, to Seller’s knowledge, threatened against HK Sub. (d) HK Sub is and has been in compliance in all material respects with all applicable Laws respecting employment, including wages, hours, worker classification, and collective bargaining. (e) All individuals who are or have been performing consulting or other services for HK Sub as independent contractors or agents are, or were, correctly classified as such, and HK Sub has not received any notice from any governmental authority or individual disputing such classification.

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11.	Insurance. Exhibit C to this Schedule lists all material insurance policies maintained by or for the benefit of HK Sub. All such policies are in full force and effect, all premiums due have been paid, and HK Sub has not received any notice of cancellation or non-renewal.

12.	Anti-Bribery and Corruption. Neither HK Sub, nor any of its directors, officers, employees, or, to Seller’s knowledge, agents or other persons acting on its behalf, has, directly or indirectly: (a) made, offered, or promised to make or offer any payment, loan, or gift of any money or anything of value to or for the benefit of any Government Official for the purpose of influencing any act or decision of such Government Official or securing an improper advantage; or (b) violated any provision of the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), the Prevention of Bribery Ordinance (Cap. 201) of Hong Kong, or any other applicable anti-bribery or anti-corruption Law.

13.	Data Privacy and Security. HK Sub is, and has been, in compliance in all material respects with all applicable Laws and its own published privacy policies relating to the collection, storage, use, and transfer of personal data. HK Sub has implemented and maintained reasonable security measures to protect such personal data against loss, theft, and unauthorized access or disclosure. There have been no material breaches, security incidents, or unauthorized access to or use of any of the personal data controlled by HK Sub.

14.	Full Disclosure. No representation or warranty made by Seller in this Agreement, the schedules attached hereto, or any certificate or document delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.